SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549-1004

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)        December 19, 2003

                    CYPRESS EQUIPMENT FUND II, LTD.

       (Exact Name of Registrant as Specified in its Charter)

        Florida                        0-21256           59-3082723

(State or other jurisdiction of      (Commission      (I.R.S. Employer
incorporation or organization)        File Number)    Identification No.)

    880 Carillon Parkway,   St. Petersburg,     Florida          33716

   (Address of principal executive offices)                   (Zip Code)

Registrant's Telephone Number (Including Area Code)    (727) 567-4830

Item 5.        Other Event

     As a result of the sale of all Partnership investments, the Partnership has been terminated and dissolved pursuant to Article XV of the Partnership Agreement. The General Partner has commenced the winding up of the Partnership and caused the certificate of limited partnership of the partnership to be cancelled. In connection therewith, immediately following the filing of this Current Report on Form 8-K, the General Partner intends to apply to the Securities and Exchange Commission to terminate the registration of the Limited Partnership Assignee Units of the Partnership under the Securities Exchange Act of 1934, as amended. Unless otherwise defined, the terms used herein have the same meanings ascribed to them in the Partnership Agreement.

     The Partnership has made the final distribution to the limited partners in the amount of $990,082.

     Immediately prior to this filing of this Current Report on Form 8-K, the Partnership's assets consisted of cash in the amount of $24,377. This cash will be utilized to satisfy expected wind up expenses. Accordingly, as of the date of the filing of this Current Report on Form 8-K, the Partnership had remitted $24,377 to the General Partner, who in turn has assumed the Partnership's liabilities and liquidation costs. In the event that the Partnership's liabilities and liquidation costs exceed the cash paid to the General Partner, the excess amount will be paid by the General Partner out of its own funds. Conversely, if the Partnership's liabilities and liquidation costs are less than the cash payment to the General Partner, the General Partner will retain the excess amount.

     The General Partner will provide final income tax information to all Holders during 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                Cypress Equipment Fund II, Ltd.

Date:  December 19, 2003              By: /s/Stephen R. Harwood
                                      Stephen R. Harwood
                                      President of the Managing Partner
                                      Cypress Equipment Management Corp. II

Date:  December 19, 2003              By: /s/ Carol Georges
                                      Carol Georges
                                      Director of Accounting
                                      Partnership Administration
                                      Raymond James and Associates